Exhibit 99.e4

THIRD AMENDMENT

TO DISTRIBUTION AGREEMENT

This Third Amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of January 15, 2014 by and between Context Capital Funds, a Delaware Statutory Trust (the “Client”) and Foreside Fund Services, LLC, a Delaware limited liability company (“Distributor”) is entered into as of September 30, 2016 (the “Effective Date”).

WHEREAS, Distributor and the Client wish to amend Exhibit A of the Agreement to reflect the addition of the Context Strategic Global Equity Fund; and

WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Distributor and the Client hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the Exhibit A attached hereto to reflect the addition of the Context Strategic Global Equity Fund.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

CONTEXT CAPITAL FUNDS		FORESIDE FUND SERVICES, LLC

By:	/s/ David Bunstine	By:	/s/ Mark Fairbanks

Name: David Bunstine		Name: Mark Fairbanks

Title: President		Title: Vice President

EXHIBIT A

Fund Names

Context Macro Opportunities Fund, a series of Context Capital Funds

Context Strategic Global Equity Fund, a series of Context Capital Funds